UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2021

THE COOPER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8597	94-2657368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6101 Bollinger Canyon Road, Suite 500, San Ramon, California 94583

(Address of principal executive offices, including Zip code)

(925) 460-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.10 par value	COO	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 2, 2021, The Cooper Companies, Inc. (the “Company”) entered into a term loan agreement by and among the Company, the lenders from time to time party thereto, and The Bank of Nova Scotia as administrative agent (the “Administrative Agent”), with respect to a 364-day $840 million term loan (the “364 Day Term Facility”) to replace its previous 364 day term loan facility that matured on October 15, 2021. The Company intends to use the funds it has drawn under the 364 Day Term Facility to repay outstanding borrowings under the Company’s revolving credit agreement and for general corporate purposes.

The Company may increase commitments under the 364 Day Term Facility or establish a new term loan facility under the term loan agreement in an aggregate principal amount not to exceed $100 million plus the amount of any prior voluntary prepayments of the 364 Day Term Facility, upon prior written notice to the Administrative Agent and subject to certain limitations set forth in the term loan agreement.

Amounts outstanding under the 364 Day Term Facility will bear interest, at the Company’s option, at either (i) the alternate base rate, which is a rate per annum equal to the greatest of (a) the Administrative Agent’s prime rate, (b) one-half of one percent in excess of the federal funds effective rate and (c) one percent in excess of the adjusted LIBO rate for a one-month interest period on such day, or (ii) the adjusted LIBO rate, plus, in the case of adjusted LIBO rate loans, an applicable rate of 60 basis points.

The term loan balance is payable at maturity on November 1, 2022. The 364 Day Term Facility is not subject to amortization and is not subject to mandatory prepayments prior to maturity. The Company may prepay loan balances from time to time, in whole or in part, without premium or penalty (other than any related breakage costs).

The 364 Day Term Facility is not secured by any of the Company’s or any of its subsidiaries’ assets. All obligations under the 364 Day Term Facility will be guaranteed by each of the Company’s existing and future direct and indirect domestic material subsidiaries, as defined in the term loan agreement.

The term loan agreement contains customary restrictive covenants, as well as financial covenants that require the Company to maintain a certain total leverage ratio and interest coverage ratio, each as defined in the term loan agreement. The term loan agreement also contains customary events of default, the occurrence of which would permit the Administrative Agent to declare the principal, accrued interest and other obligations of the Company under the agreement to be immediately due and payable.

The foregoing description of the term loan agreement dated November 2, 2021, set forth in this Current Report on Form 8-K, is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Loan Agreement, dated as of November 2, 2021, among The Cooper Companies, Inc., the lenders party thereto, and The Bank of Nova Scotia, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COOPER COMPANIES, INC.

By:	/s/ Brian G. Andrews
Brian G. Andrews
EVP, Chief Financial Officer & Treasurer

Dated: November 5, 2021